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                                                                    EXHIBIT 10.2


                      U.S. SECOND TIER RESELLER AGREEMENT

1.       APPOINTMENT

         Hewlett-Packard Company ("HP") appoints Second Tier Reseller as an authorized, non-exclusive Second Tier Reseller for marketing the HP Products listed on the Product Exhibits and purchased from your Dual Source Suppliers. Second Tier Reseller's appointment is subject to the terms of this U.S. Second Tier Reseller Agreement and the associated Addenda, Product Exhibits and HP Product. Categories ("Product Categories") (collectively, "Agreement") for the period from the effective date through the expiration date of this Agreement. Second Tier Reseller accepts appointment on these terms.

2.       STATUS CHANGE

         A.  If second Tier Reseller wishes to:

                 1.  Change its name or that of any approved location;

                 2.  Add, close or change an approved location;

                 3. Undergo a merger, acquisition, consolidation, or other reorganization with the result that any entity controls 50% or more of Second Tier Reseller's capital stock or assets after such transaction; or

                 4. Undergo a significant change in control or management of Second Tier Reseller operations;

                 then Second Tier Reseller shall notify HP in writing prior to the intended date of change.

         B. HP agrees to promptly notify Second Tier Reseller of its approval or disapproval of any proposed change, provided that the Second Tier Reseller has given HP all information and documents reasonably requested by HP.

         C. HP must approve proposed Second Tier Reseller changes prior to any obligation of HP to perform under this Agreement with Second Tier Reseller as changed.

7.       PRICES

         Upon request from Second Tier Reseller, at its discretion HP may grant special pricing for particular end-user customer transactions. In good faith, HP may retract the special pricing at any time before acceptance by the end-user customer. HP may extend the pricing on an exclusive or non-exclusive basis and may condition the pricing on a pass-through of all or part of the non-standard offering extended by HP.

10.      SOFTWARE

         Second Tier Reseller is granted the right to distribute software materials supplied by HP only in accordance with the license terms supplied with these materials. Second Tier Reseller may alternatively acquire the software materials from HP for its own demonstration purposes in accordance with the terms for use in those license terms.

11.      TRADEMARKS

         A. From time to time, HP may authorize Second Tier Reseller to display one or more designated HP trademarks. Second Tier Reseller may display the trademarks solely to promote HP Products. Any display of the trademarks must be in good taste, in a manner that preserves their value as HP trademarks, and in accordance with standards provided by HP for their display. Second Tier Reseller will not use any name or symbol in a way which may imply that Second Tier Reseller is an agency or branch of HP; Second Tier Reseller will discontinue any such use of a name or mark as requested by HP. Any rights or purported rights in any HP trademarks acquired through Second Tier Reseller's use belong solely to HP.

         B. Second Tier Reseller grants HP the non-exclusive, royalty-free right to display Second Tier Reseller's trademarks in advertising and promotional material solely for directing prospective purchasers of HP Products to Second Tier Reseller's selling locations. Any display of the trademarks must be in good taste, in a manner that preserves their value as Second Tier Reseller's trademarks, and in accordance with standards provided by Second Tier Reseller for their display. Any rights or purported rights in any Second Tier Reseller trademarks acquired through HP's use belong solely to Second Tier Reseller.

12.      WARRANTY

         A. HP Product User Warranties are described on the Product Exhibits and apply only to end-user purchasers of HP Products. HP revisions to the User Warranties will be effective on the date specified by HP. Copies of User Warranties will be supplied with HP Products. Second Tier Reseller must provide a copy of the associated User Warranty for an HP Product to each end-user prior to sale.

         B. HP Product Warranty begins upon purchase by the Reseller's end-user customer and shall be verified by proof of acquisition by the end-user or via HP's electronic warranty verification system.

         C. HP PRODUCT USER WARRANTIES ARE THE EXCLUSIVE WARRANTIES COVERING HP PRODUCTS AND ARE IN LIEU OF ANY OTHER WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         D. Some HP Products may contain selected remanufactured parts equivalent to new in performance.

13.      LIMITATION OF REMEDIES AND LIABILITY

         A. The remedies provided in this Agreement are Second Tier Reseller's sole and exclusive remedies against HP.

         B. HP will be liable for damage to tangible property, bodily injury or death to the extent a court of competent jurisdiction determines that an HP Product sold under this Agreement is defective and has directly caused such damage, injury or death, provided that HP's liability for damage to tangible property will be limited to $300,000 for incident.

         C. HP will be liable to Second Tier Reseller for any net credits due from HP pursuant to the express provisions of this Agreement. IN NO EVENT WILL HP BE LIABLE FOR LOSS OF DATA, FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) OR FOR ANY OTHER DAMAGES WHETHER



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             BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY.

14.      INTELLECTUAL PROPERTY INDEMNITY

         A. HP will defend any claim against Second Tier Reseller that any HP Product infringes a patent, utility model, industrial design, copyright, mask work or trademark in the country where Second Tier Reseller acquires or sells the Product from HP, provided that Second Tier Reseller;

             1.  Promptly notifies HP in writing of the claim; and

             2. Cooperates with HP in and grants HP sole authority to control the defense and any related settlement.

             HP will pay the cost of such defense or settlement and any costs and damages finally awarded by a court against Second Tier Reseller.

         B. HP's indemnity shall extend to Second Tier Reseller's end-users under this Agreement provided they comply with the obligations above.

         C. HP may procure for Second Tier Reseller, its customers and end-users the right to continued sale or use, as appropriate, of the Product or HP may modify or replace the Product if a court enjoins the sale or use of the Product and HP determines that none of the above alternatives is reasonably available, HP will accept return of the Product and refund its depreciated value.

         D.  HP has no obligation for any claim of infringement arising from:

             1. HP's compliance with any designs, specifications or instructions of Second Tier Reseller;

             2. Modification of the Product by Second Tier Reseller or a third party;

             3.  Use of the Product in a way not specified by HP; or

             4.  Use of the Product with products not supplied by HP.

         E. This Section states HP's entire liability to Second Tier Reseller and its customers and end-users for infringement.

15.      SECOND TIER RESELLER RECORD-KEEPING

         A. For contract compliance verification, product safety information, operational problem correction and the like, Second Tier Reseller must maintain records of customer purchases of HP hardware products for one year. Records must include customer name, address, phone number, ship-to address, serial number and date of sale. HP may require monthly reporting incorporating the previous month's date for each approved location.

         B. HP may require Second Tier Reseller to provide HP or HP's designate with HP Product inventory and sales data including, but not limited to, information such as total units of selected HP Products sold and held in all inventory by month for each approved location, in a format specified by HP. HP may require monthly reporting incorporating the previous month's data for each approved location.

         C. In addition, Second Tier Reseller must comply with any reporting requirements for HP programs.

         D. At HP's discretion and upon notice to Second Tier Reseller, HP or HP's designate will be given prompt access during normal business hours, either on site or through other means specified by HP, to Second Tier Reseller's customers records, inventory records and other books and records of account specifically related to HP Products as HP believes are reasonably necessary to verify and audit Second Tier Reseller's compliance with this Agreement.

         E. Failure to promptly comply with HP's request will be considered a repudiation of this Agreement justifying HP's termination of this Agreement on 15 days' notice without further cause.

         F. HP may recover all reasonable actual costs associated with compliance verification procedures from Second Tier Reseller's HP Advantage program funds, rebate funds or any other HP accrued funds due Second Tier Reseller by HP.

         G. HP may debit the appropriate Dual Source Supplier and/or Second Tier Reseller for all wrongfully claimed discounts, rebates, promotional allowances or other amounts determined as a result of HP's audit.

16.      AMENDMENTS

         A. From time to time, HP may add products to or delete them from the Product Exhibits, or implement or change HP policies or programs, at HP's discretion, after reasonable notice to Second Tier Reseller.

             Additionally HP may give Second Tier Reseller 30 days' advance notice of any other amendment to this Agreement.

         B. Any amendment will automatically become a part of this Agreement on the effective date specified in the notice.

         C. Each party agrees that the other has made no commitments regarding the duration or renewal of this Agreement beyond those expressly stated in this Agreement.

17.      TERMINATION OF AGREEMENT

         A. Either party may terminate this Agreement without cause at any time upon 30 days' written notice or with cause at any time upon 15 days' written notice to the other party.

         B. This Agreement shall terminate immediately if Second Tier Reseller ceases to have a buying relationship with both Dual Source Suppliers or if both Dual Source Suppliers undergo any of the types of status changes described in Section 2 of this Agreement which are not approved by HP.

         C. This Agreement shall terminate immediately if HP's Agreement with both of Second Tier Reseller's Dual Source Suppliers terminate.

         D. Upon termination or expiration of this Agreement for any reason, Second Tier Reseller will immediately cease to be an authorized HP Reseller and will refrain from representing itself as such and from using any HP trademark or trade name.

         E. Upon any termination or expiration, either party may require that HP purchase and Second Tier Reseller sell to HP any HP Products sold to Second Tier Reseller by Dual Source Suppliers under this Agreement that are on HP's then current Product Exhibits and which are in their unopened, original packaging and marketable as new merchandise. HP will pay Second Tier Reseller the lower of HP's then current Net price or First Tier Reseller's original purchase price less any promotional or other discounts or credit extended to First Tier


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         Reseller for the Product, whichever is lower.  Second Tier Reseller should contact its HP sales representative for information about the items eligible for repurchase and instructions for their return at HP's expense.

    F. Upon termination of this Agreement, or expiration without renewal of this Agreement, all rights to any accrued HP Advantage program or other promotional funds will automatically lapse.

    G. The Indemnities provided in this Agreement will survive termination or expiration of this Agreement.

16. RELATIONSHIP

    A. Second Tier Reseller's relationship to HP will be that of an independent contractor. Second Tier Reseller and HP agree that this Agreement does not establish a franchise, joint venture or partnership. HP shall not be deemed a party to any agreement between either Dual Source Supplier and Second Tier Reseller.

    B. Unless expressly authorized by HP in writing in advance, any commitment made by Second Tier Reseller to its customers with respect to price, quantities, delivery, specifications, warranties, modifications, interfacing capability or suitability will be Second Tier Reseller=s sole responsibility, and Second Tier Reseller will indemnify HP from liability for any such commitment by Second Tier Reseller.

    C. List prices are suggested prices for resale to end-user customers. Second Tier Reseller has the right to determine its own resale prices, and no HP representative will require that any particular resale price be charged by Second Tier Reseller or grant or withhold any treatment to Second Tier Reseller based on Second Tier Reseller's resale pricing policies. Second Tier Reseller agrees that it will promptly report any effort by HP personnel to interfere with its pricing policies directly to any HP officer or manager.

    D. This Agreement applies only to the HP Products listed on the Product Exhibits (U.S. versions only). Second Tier Reseller acknowledges that HP may market other products, including products in competition with those listed on the Product Exhibits without making them available to Second Tier Reseller. HP reserves the right to advertise, promote and sell any product, including HP Products on the Product Exhibits in competition with Second Tier Reseller.

    E. Nothing contained in this Agreement shall prevent a Second Tier Reseller from purchasing individually, on it own credit and account directly from HP should it elect to do so, but nothing shall obligate HP to sell directly to Second Tier Reseller.

19.  POLICIES AND PROGRAMS

     From time to time, HP may offer or change HP policies and programs, such as but not limited to the HP Advantage program and Premier Support program, participation in which will be on the current terms and conditions of the policies and programs.

20.  GENERAL CONDITIONS

    A. Neither party may assign any rights or obligation in this Agreement without the prior written consent of the other party. Any attempted assignment will be deemed void.

    B. Neither party's failure to enforce any provision of this Agreement will be deemed a waiver of that provision or of the right to enforce it in the future.

    C. This Agreement, including the attached Addenda, associated Product Exhibits and Product Categories contains and constitutes the entire understanding between the parties relating to its subject matter. HP hereby gives notice of objection to any additional or inconsistent terms set forth in any purchase order or other document issued by Second Tier Reseller. Except as provided in paragraphs 16A and 16B of this Agreement, no modification of this Agreement will be binding on either party unless made in writing and signed by both parties.

    D. No U.S. Government procurement regulations will be deemed included in this Agreement or binding on either party unless specifically accepted in writing and signed by both parties.

    E.  This Agreement will be governed by laws of the State of California.

    F. If any clause of this Agreement is held invalid, the remainder of the Agreement will continue unaffected.

21.  NOTICES

All notices and demands issued under the terms of this Agreement shall be in writing, delivered by fax, personal service, first class mail postage prepaid or by registered mail to a location set forth in this Agreement or to HP at 5301 Stevens Creek Boulevard, P.O. Box 58059, Santa Clara, California 95052-8059 or to the assigned local HP Sales Representative.